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                                                                    EXHIBIT 10.7


     KNOWLES.
     ELECTRONICS, INC.
     1151 MAPLEWOOD DRIVE - ITASCA, ILLINOIS 60143 - USA


                                                               November 9, 1999

Mr. John J. Zei
13 Old Farmstead Road
Chester, NJ 07930

Dear John:

     We are in receipt of your letter dated November 6, 1999, which responds to our letter to you dated November 4, 1999. There are a few clarifications to make to your letter, which upon confirmation will constitute the final agreement between Knowles and you.

     The interest rate on the loans by Knowles to you will be LIBOR + 1.5%

     The loans by Knowles to you to purchase Common Stock will be recourse to you to the extent of 50% of the amount owed thereunder and will be payable in full upon the earlier of the sale of Knowles and the fifth anniversary of the date of purchase. In addition, the loan will be mandatorily prepayable in part on a pro rate basis to the extent that you sell any of the common stock, whether to the public or otherwise.

     The reference to your letter to "This loan" in paragraphs 3 and 4 thereof will be deleted and replaced with "The common stock purchased".

     Knowles will pay the reasonable interest on a bridge loan (not to exceed $750,000) that you may obtain for a period of six months commencing April 30, 2000.

     We look forward very much to you joining Knowles.

                                        Regards,


                                        /s/ REG G. GARRATT

                                        Reg G. Garratt
                                        Chairman and CEO


TELEPHONES (630) 250-5100 -  FAX NO. (630) 250-0575
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                            RELOCATION ARRANGEMENTS

Interest on personal bridge loan, if necessary for up to six months beginning April 2000 with gross up.

Homefinding Trips: Three for yourself and your wife.

Temporary Living: Up to 150 days pending selection of home or apartment. Trips home prior to permanent relocation every two weeks. Meals and temporary lodging

Shipping Household Goods: Pack, unpack and ship household goods and personal belongings, including the shipment of one automobile, full replacement insurance, storage for up to six months, necessary appliance services

Homefinding and final Trip: Transportation, food and lodging

Sale of Current Residence: Normal and customary closing costs including legal fees and broker's commission

New Home Purchase

Normal and Customary Closing Costs including legal fees, abstract or title search, appraisal fees, escrow fees, title insurance fees, document preparation fees, credit report fees, survey fee, home inspection fee, well and septic inspection fee, express or courier fees.

Loan Origination up to 3% of mortgage amount to a maximum of $20,000

Tax Gross Up: To offset Federal, State or Local income taxes resulting from payments made under this relocation policy will be compensated for through a tax allowance ("gross up").

                                     OTHER

Direct payment of $500,000 whole life policy with Northwestern Mutual Life.
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                                  JOHN J. ZEI
                                ATTORNEY AT LAW
                             13 OLD FARMSTEAD ROAD
                           CHESTER, NEW JERSEY 07930

November 6, 1999


Reg G. Garratt
Knowles Electronics, Inc.
1151 Maplewood Drive
Itasca, IL 60143

Dear Reg:

I am very pleased to accept the position of President and Chief Operating
Office at Knowles and I am looking forward to the opportunity you have provided.

As we have discussed over the past few days, there are several items that have been adjusted from your letter of November 4, 1999. Your confirmation of these changes will finalize my acceptance. These items include:

     - The effective date of my employment will be January 1, 2000. It will be necessary for me be available to provide transitional assistance on a limited basis to Siemens through February 2000. The scope and timing of this assistance will be subject to agreement with you.

     - Appointment to the position of CEO will take place no later than August 1, 2000.

     - I will immediately purchase $100,000 in common stock with a direct payment. In place of the proposed non-qualified options Knowles will provide me with a loan at the LIBOR rate in the amount of $300,000 to immediately acquire an additional $300,000 in common stock at the time I commence my employment. This loan will be subject to the provisions of the Executive Stock Purchase Agreement. I may pre-pay the loan at any time.

     - Knowles will provide me with a loan at the LIBOR rate in the amount of $100,000 to immediately acquire the remaining $100,000 in common stock available at the time I become Chief Executive Officer. This loan will be subject to the provisions of the Executive Stock Purchase Agreement. I may pre-pay the loan at any time.
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Reg. G Garratt
November 3, 1999
Page 2



     - Relocation arrangements are as agreed in the attached "Relocation Arrangements."

     - Further clarifying the last sentence on the first page of your letter to make it consistent with the Executive Stock Purchase Agreement, vesting of the common stock will also accelerate upon a no fault termination as defined in he Executive Stock Purchase Agreement.

Based on your confirmation I intend to inform Siemens of my resignation on November 10, 1999. I will

Thank you again f0or this opportunity. I am looking forward to a long and prosperous relationship with Knowles and you personally.

Sincerely,

/s/ JOHN J. ZEI

John J. Zei
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                            RELOCATION ARRANGEMENTS

Interest free on bridge loan, if necessary for up to six months beginning April 2000 with gross up.

Homefinding Trips: Three for yourself and your wife.

Temporary Living: Up to 150 days pending selection of home or apartment. Trips home prior to permanent relocation every two weeks. Meals and temporary lodging

Shipping Household Goods: Pack, unpack and ship household goods and personal belongings, including the shipment of one automobile, full replacement insurance, storage for up to six months, necessary appliance services

Homefinding and final Trip: Transportation, food and lodging

Sale of Current Residence: Normal and customary closing costs including legal fees and broker's commission

New Home Purchase

Normal and Customary Closing Costs including legal fees, abstract or title search, appraisal fees, escrow fees, title insurance fees, document preparation fees, credit report fees, survey fee, home inspection fee, well and septic inspection fee, express or courier fees.

Loan Origination up to 3% of mortgage amount to a maximum of $20,000

Tax Gross Up: To offset Federal, State or Local income taxes resulting from payments made under this relocation policy will be compensated for through a tax allowance ("gross up").

                                     OTHER

Direct payment of $500,000 whole life policy with Northwestern Mutual Life.

     KNOWLES.
     ELECTRONICS, INC.
     1151 MAPLEWOOD DRIVE - ITASCA, ILLINOIS 60143 - USA

                                                                November 4, 1999

Mr. John J. Zei
13 Old Farmstead Road
Chester, NJ 07930

Dear John:

     I am very pleased to offer you the position of President and Chief Operations Officer (COO) of Knowles Electronics, Inc. (the "Company"), reporting to the board of directors (the "Board"). In this position, your annual salary would be $325,000 and future salary increases would be based upon your performance and the Company's compensation guidelines. You will also be entitled to receive a signing bonus of $25,000, payable upon commencement of employment.

     In addition, beginning January 1, 2000, you will be eligible for participation in our Management Incentive Plan (MIP), with a target annual payout of 30% of your annual base salary, based on successful attainment of certain financial objectives. Furthermore, beginning January 1, 2000 through December 31, 2003, you will be eligible for participation in our Long Term Incentive Plan (LTIP), a multi year incentive program designed for our key executives. Your calendar year 2000 expected target payout is $150,000, based on successful attainment of certain financial objectives. We are presently recommending an addendum to the LTIP that will provide a deferral of cash payments. Our attorney is drafting this addendum for Board's approval, and I will notify you once a decision is reached.

     John, as we have discussed, you will have an opportunity to purchase $400,000 of common stock of the Company at fair market value. We anticipate that the Board will determine the market value per share of common stock to be equal to the valuation given the Company at the time of the Doughty Hanson acquisition on June 30, 1999. Based on the capitalization of the Company today, you would acquire approximately 1.3% of the common equity of the Company for this $400,000 investment. Your $400,000 investment will be in the form of an initial investment of $100,000 in common stock pursuant to the terms of the attached Executive Stock Purchase Agreement and non-qualified options to purchase common stock at its then fair market value for an exercise price of $300,000, subject to the terms and conditions of the option plan to be developed by the Company. The vesting on the common stock purchased pursuant to the Executive Stock Purchase Agreement and the option to purchase common stock would accelerate upon a sale of the Company or an initial public offering.


TELEPHONES (630) 250-5100 - FAX NO. (630) 250-0576
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JOHN J. ZEI
NOVEMBER 4, 1999
PAGE TWO




        We have also discussed our Company's succession plan whereby you would be appointed to the position of Chief Executive Officer of Knowles Electronics, Inc., contingent upon your performance as President and COO. Upon this appointment, which will take place after a transition period to be discussed, your annual salary would increase to $400,000 and you would be granted additional options to purchase common stock at its then fair market value for an exercise price of $100,000.

        As an Executive of the Company, you will be eligible for participation in our Executive Benefits Plan, as outlined in the attached Summary of Benefits. For the vacation year beginning July 1, 2000, you will be eligible for four weeks vacation through June 30, 2001. In addition to our benefits package, Knowles is prepared to assist you with the actual and reasonable expenses associated with your relocation to Illinois.

        As with all new employees, you will be required to take a Company physical exam, although your employment is not contingent upon your passing the physical. You will also be required to complete an I-9 Form which deals with your eligibility to work in the United States.

        John, I look forward to you joining the Knowles team. If the foregoing is acceptable to you, please let me have your confirmation.


                                        Sincerely,

                                        /s/ REG G. GARRATT

                                        Reg G. Garratt
                                        Chairman and CEO

cc:   K. Luzak
      K. Terry
      P. Quinn (K&E)

Attachments:    Executive Stock Purchase Agreement
                Summary of Benefits